POULTON & YORDAN
                              ATTORNEYS AT LAW

                    136 EAST SOUTH TEMPLE, SUITE 1700-A
                         SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                 Telephone: (801) 355-1341
                                                        Fax: (801) 355-2990

                               June 25, 2003


Mr. Christian Nigohossian
ResCon Technology Corporation
Vanderbilt Center
300 Vanderbilt Motor Parkway, Suite 200
Hauppage, New York 11788

Dear Mr. Nigohossian:

     This letter will confirm our prior agreement that you have asked this firm to act as your attorneys in connection with certain corporate governance and strategic planning matters for ResCon Technology
Corporation.

     1. We have discussed the scope of the work you have requested us to do. None of the services to be provided will be in connection the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for the registrant's securities. Some of the work on this transaction may be done by an associate attorney, law clerk or by a paralegal assistant.

     2. We have discussed the fees for performing the work requested by you. You have agreed to pay us a flat fee of 200,000 shares of Company common stock. These shares will be issued pursuant to a registration statement filed with the Securities and Exchange Commission. Following issuance of these shares to Poulton & Yordan, the Company shall have approximately 21,625,869 common shares issued and outstanding. Following issuance of these shares to Poulton & Yordan, it shall own 200,000 shares or .009% of the issued and outstanding common stock of the Company. For the period of two years from the date of this letter, in the event the Company issues additional common shares for any reason, the Company shall issue additional shares to Poulton & Yordan in such amounts so as not to dilute Poulton & Yordan's .009% ownership interest in the the outstanding common stock of the Company.

     3.  We have discussed costs.   "Costs" are our out-of-pocket expenses,
such as travel expense, courier mailing costs, computerized research, telephone, duplication and state and federal filing fees. You have agreed to pay our costs as included in the monthly statement.


     4. You will be billed on a monthly basis for the work performed for you and the Costs advanced by this firm on your behalf. You agree to pay the amounts invoiced and owing upon receipt of the monthly statement.

Mr. Christian Nihogossian
June 25, 2003
Page 2

     5. We reserve the right to terminate our attorney-client relationship for non-payment of fees or Costs or any other reason deemed appropriate under the Code of Professional Responsibility.

     6. We shall keep you well informed as to the progress of your matter and shall send you copies of all papers filed on your behalf and correspondence conducted with accountants and experts. If no one is available when you telephone, your call shall be returned promptly. The file and its progress are open to your inspection at any reasonable time.

     7. Every effort will be made to expedite your matters efficiently according to the highest legal and ethical standards.

     8. You have agreed to pay our bills as outlined above. If you do not do so, by signing this letter, you agree to pay interest on the unpaid amounts due at the rate of one (1%) percent per month. Further you agree that this agreement is made in the State of Utah and will be governed by the laws of Utah, excluding its conflicts of laws, and further you agree to the exclusive jurisdiction of courts located within the State of Utah to adjudicate any dispute or claim arising under this agreement or for any other services this firm provides you.

     Please countersign this agreement and return it to us in the enclosed envelope so that we will have a mutual memorandum of our understanding.


                                   Very truly yours,

                                   POULTON & YORDAN



                                   Richard T. Ludlow
                                   Attorney at Law


     In consideration of the services to be performed, the terms of the fee agreement are accepted by the undersigned.


By: ______________________________________
     Christian Nigohossian, President